Exhibit 99.3

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

GLENCORE AG

and

GIVOLON LIMITED

September 14, 2017

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Deed”) is made and entered into as of September 14, 2017 (the “Effective Date”), by and between Glencore AG, a company organized under the laws of Switzerland with registered number CHE-103.101.282 (“Seller”), and Givolon Limited, a company organized under the laws of Jersey (“Purchaser” and together with Seller, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Seller owns 37,471,319 shares of the common stock, par value $0.01 per share (“Common Stock”) of Century Aluminum Company, a Delaware Corporation (the “Company”);

WHEREAS, Seller and Purchaser have entered into a framework agreement on the date of this Deed (the “Framework Agreement”) and capitalized terms used but not defined in this Deed have the meanings given to them in the Framework Agreement; and

WHEREAS, Seller proposes to sell and Purchaser has agreed to purchase 27,500,000 shares of Common Stock (the “Specified Shares”) representing approximately 31.5% of the outstanding Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties do hereby agree as follows:

Article 1.
SALE AND PURCHASE OF THE SHARES

Section 1.1           Sale and Purchase. Upon the terms and subject to the conditions set forth in this Deed, at the Closing (as defined below), Seller shall sell, transfer, convey and deliver to Purchaser all of its right, title and interest in and to the Specified Shares, free and clear of all Encumbrances (as defined below), and Purchaser shall purchase and acquire from Seller, all right, title and interest in and to the Specified Shares, for the Purchase Price specified in Section 1.2. Subject to Section 1.4, nothing in this Deed is intended to create or does create in favor of either party any mortgage, charge, lien, pledge, encumbrance or other security interest in any property transferred under the terms of this Deed.

Section 1.2           Purchase Price.

(a)          The aggregate purchase price for the Specified Shares shall be $495,845,625 (the “Purchase Price”), which is based on a per share price of $18.03075.

(b)          Purchaser shall pay the Purchase Price to Seller as follows. The Purchase Price shall be paid on or before December 31, 2022; provided that (i) Seller shall set-off from amounts otherwise owed by Seller to Purchaser for the premium, exercise price or final payment in connection with the settlement under the Century Call Option Confirmation (the “CCO Confirmation”) and the Total Return Swap Confirmation (the “TRS Confirmation”) each entered into on the date hereof pursuant to a related ISDA Master Agreement in the form of the 1992 ISDA Master Agreement (Multi-currency – Cross Border) entered into on the date hereof, when such amounts are due and payable thereunder, unpaid amounts of the Purchase Price, which shall satisfy and discharge Purchaser’s obligation hereunder for such amounts and (ii) upon such set-off of the premium payable on the date hereof under the CCO Confirmation (which is equivalent to 85% of the Purchase Price), Purchaser shall have fully paid for 23,375,000 shares (or 85%) of the Specified Shares; provided that the deferred payment of the Purchase Price and Purchaser’s right to make such deferred payment shall not affect Purchaser’s ownership of the Specified Shares with effect from the Closing.

(c)          Interest will accrue on the Purchase Price remaining unpaid from time to time after the Closing, based on actual days elapsed based on a 365 day year, at the rate of 5% per annum, and be payable semi-annually in arrears on March 14 and September 14 of each year starting March 14, 2018 (or the first business day thereafter if such day is a Saturday, Sunday or holiday in Switzerland or Jersey); provided that such interest owing hereunder shall be finally settled and satisfied by set-off against the Equity Amount Receiver Payment Amounts owed by Party A to Party B under the TRS Confirmation.

Section 1.3           Closing.

(a)          The closing of the sale and purchase of the Specified Shares contemplated hereunder (the “Closing”) shall take place on the Effective Date simultaneously with the execution and delivery of this Deed.

(b)          At the Closing Purchaser shall acquire ownership of the Specified Shares, and as conditions to the obligations of the other Party under this Section 1.3(b):

(i)          Seller shall deliver to Purchaser (x) one of more executed stock powers or other instruments of assignment sufficient to evidence the transfer of the Specified Shares to Purchaser, and (y) such other instruments and documents as the Company and its transfer agent may reasonably require for the purpose of recording such transfer, including any such recordation in the name of a nominee of or custodian for Purchaser; and

(ii)         Purchaser shall execute and deliver to Seller a Voting Agreement in the form attached as Exhibit A hereto, pursuant to which, Purchaser is granting to Seller the sole and exclusive irrevocable right and authority to vote and direct the voting of the Specified Shares.

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Section 1.4           Fall-back Security Interest.

(a)          Seller and Purchaser intend that the sale and transfer of the Specified Shares shall be treated as a sale involving the transfer to Purchaser, free and clear of all Encumbrances (as defined below), of all of Seller’s rights, title and interest in and to the Specified Shares. If the sale and transfer pursuant to this Deed does not convey and deliver to Purchaser all of such rights, title and interest in and to the Specified Shares, such sale and transfer shall be treated as the grant of, and Seller does hereby grant to Purchaser with full title guarantee a fixed security interest in all of Seller’s rights, title and interest in and to the Specified Shares (whether now or hereafter owned, existing or arising and wherever located and howsoever held, directly or indirectly, in the form of book-entry or other entitlements or otherwise) (the “Collateral”) as continuing security for all of Seller’s obligations to Purchaser (monetary or otherwise) under this Deed, the other Implementing Documents to which it is a party and any loan agreement entered into between Seller and Purchaser which is funded from the proceeds of a Margin Loan Facility (as hereinafter defined) (such loan agreement together with the Implementing Documents, the “Transaction Documents”), whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent (together with all interest accruing thereon and all losses incurred by Seller in connection therewith) (such obligations, the “Secured Obligations”).

(b)          Seller hereby authorizes (but does not obligate) Purchaser to file or cause to be filed financing statements describing the Collateral.

(c)          Purchaser shall have, with respect to the Collateral, and in addition to all the other rights and remedies available to Purchaser, all the rights and remedies of a secured party under English law, any applicable U.S. Uniform Commercial Code or other law of any jurisdiction, including the power to appoint a receiver, the power of sale and other powers conferred by section 101 of the U.K. Law of Property Act 1925. For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Deed.

(d)          Without prejudice to the generality of paragraph (c) above, all or any of the powers conferred upon mortgagees, receivers or administrative receivers by the U.K. Law of Property Act 1925 and the U.K. Insolvency Act 1986 (as the case may be) as varied or extended by this Deed, and all or any of the rights and powers conferred by this Deed on a receiver (whether expressly or impliedly), may be exercised by Purchaser in any manner in which it sees fit without further notice to the Seller at any time after an event of default (howsoever described) has occurred under any of the Transaction Documents, irrespective of whether Purchaser has taken possession or appointed a receiver of the Collateral. The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the U.K. Law of Property Act 1925 shall not apply to the security interest constituted by this Section 1.4.

(e)          Seller shall not, except with the prior written consent of Purchaser, create any interest or right in or to, deal with or dispose of, any property forming part of the Collateral.

(f)          If any amount paid by Seller in respect of the Secured Obligations is capable of being avoided or set aside on the insolvency of Seller or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid.

(g)          Nothing in this Section 1.4 shall affect the rights and obligations of the Parties under the other Implementing Documents.

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Article 2.
REPRESENTATIONS AND WARRANTIES

Section 2.1           Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the date hereof, that:

(a)          it is duly organized and validly existing, solvent and in good standing under the laws of the jurisdiction of its formation and has the full corporate power and authority to execute, deliver and perform this Deed, and to consummate the transactions contemplated hereby;

(b)          the execution, delivery and performance of this Deed and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

(c)          this Deed has been duly executed and delivered and constitutes its legal, valid, and binding obligations enforceable against it in accordance with the terms of this Deed;

(d)          the execution, delivery and performance of this Deed and the consummation of the transactions contemplated hereby do not (i) violate (A) any law or any governmental rule or regulation applicable to it, in any material respect, (B) memorandum and articles of incorporation, bylaws or other charter or organizational documents, or (C) any material order, judgment or decree of any court, governmental body or administrative or other agency having jurisdiction over it; or (ii) conflict with, result in a breach of or constitute a default under any contract or agreement to which it is a party or by which it is bound;

(e)          no consent, approval or authorization of or from any third party, including any governmental entity, whether prescribed by law, regulation, contract or agreement, is required in order for its execution or delivery of this Deed to be effective, except for such filings with the U.S. Securities and Exchange Commission as may be required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended; and

(f)          there is no action, suit, proceeding, inquiry or investigation before or by any governmental entity or any self-regulatory organization or body pending or, to its knowledge, threatened against or affecting it that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Deed or any other agreements, instruments and documents executed and delivered or to be executed and delivered by it in connection with this Deed.

Section 2.2           Additional Representations and Warranties of Seller. Seller additionally represents and warrants to Purchaser, as of the date hereof, that:

(a)          Title to the Specified Shares. Seller owns of record and beneficially the Specified Shares, free and clear of all charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, preemptive right, right of first refusal, or restriction of any kind (collectively, “Encumbrances”), with full right and lawful authority to transfer the Specified Shares to Purchaser. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Specified Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Specified Shares.

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(b)          No Pending Litigation. To Seller’s actual knowledge, there is no pending or threatened complaint, suit, demand or other dispute relating to the Specified Shares.

Section 2.3           Additional Representations and Warranties of Purchaser. Purchaser additionally represents and warrants to Seller, as of the date hereof, that:

(a)          Exemption from Registration. Purchaser acknowledges and understands that Seller is selling the Specified Shares to Purchaser pursuant to an exemption from the registration requirements of Section 5 under the Securities Act of 1933, as amended (the “Securities Act”).

(b)          Investment Intent. Purchaser is acquiring the Specified Shares solely for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the Securities Act, and acknowledges and understands that the Specified Shares may not be sold or otherwise transferred by or for the account of Purchaser without registration under the Securities Act, except for sales or other transfers pursuant to valid exemptions from such registration requirements.

(c)          Resale Restrictions. Purchaser acknowledges and understands that the Specified Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the Specified Shares are registered under the Securities Act or an exemption therefrom is available, and that hedging transactions may not be conducted unless in compliance with the Securities Act.

(d)          Non-U.S. Person. Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act, and in particular, Purchaser is a company organized under the laws of Jersey and is wholly owned by a company organized in a jurisdiction outside the United States, and is acquiring the Specified Shares for its own account and not for the account or benefit of a U.S. person.

Section 2.4           Survival of Representations and Warranties. The respective representations and warranties of Seller and Purchaser set forth in this Deed shall survive delivery of and payment for the Specified Shares.

Article 3.
COVENANTS OF THE PARTIES

Section 3.1           Confidentiality. Each Party agrees to maintain in confidence, and to cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use for any purpose, any written, oral, or other information obtained in confidence from the other Party in connection with this Deed or the transactions contemplated hereby; provided that the foregoing shall not apply to information: (a) that is already known to the receiving party or to others not bound by a duty of confidentiality, (b) that becomes publicly available through no fault of the receiving party, or (c) the disclosure of which is required pursuant to applicable law (including pursuant to subpoena, court order or similar instruments issued by any court or regulatory body).

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Section 3.2           Resale Restrictions. Purchaser agrees (a) to resell the Specified Shares only (x) in accordance with the provisions of Regulation S under the Securities Act, which provide for certain sales outside the United States or to non-U.S. persons or accounts, (y) pursuant to registration under the Securities Act, or (z) pursuant to an available exemption from registration; and (b) not to engage in hedging transactions with regard to the Specified Shares unless in compliance with the Securities Act.

Section 3.3           Further Assurances. The Parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the transactions or creating, perfecting, protecting or enforcing any security interest contemplated by this Deed.

Section 3.4           Security over Purchaser’s rights.

(a)          Seller acknowledges and agrees that:

(i)          Purchaser may assign by way of security all of its rights under this Deed and all of its rights, title and interest in and to the Specified Shares purchased by it pursuant to this Deed (such security interests together, the “Share Security”) to the security agent (the “Margin Loan Security Agent”) for the lenders and agents under any agreement (a “Margin Loan Finance Document”) providing for a credit facility to Purchaser the proceeds of which are used to fund loans to Seller (a “Margin Loan Facility”), to secure the obligations of Purchaser as borrower under such Margin Loan Finance Document relating to such Margin Loan Facility; and

(ii)         the Margin Loan Security Agent or any other person who is for the time being the beneficiary of the Share Security may assign or otherwise transfer the benefit of the Share Security to:

(A)         at any time prior to the occurrence of an “Event of Default” (as defined in any Margin Loan Finance Document), any successor Margin Loan Security Agent or any agent thereof as permitted under the Margin Loan Finance Document; or

(B)         at any time following the occurrence of an Event of Default, any person;

(iii)         at any time following the occurrence of an Event of Default, the Margin Loan Security Agent or any other person who is for the time being the beneficiary of the Share Security may in its sole and absolute discretion sell or otherwise dispose of such Specified Shares free and clear of any Encumbrances or other rights or interest of or in favor of Seller in a private sale in such manner and under such circumstances as such person may deem necessary or advisable (with such person having the right to purchase any or all of the Specified Shares to be sold), in each case, without consulting with or obtaining consent from Seller;

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(b)          Seller acknowledges and agrees that a sale of the kind described in Section 3.4(a)(iii) shall not be deemed to have been made in a commercially unreasonable manner solely because such sale is for a price less than that which might have been obtained had such Specified Shares been otherwise privately or publicly sold.

Section 3.5           Power of Attorney. Seller, by way of security, irrevocably and severally appoints Purchaser, each receiver and any other person enforcing security or nominated for the purpose by Purchaser or any receiver (in writing and signed by an officer of Purchaser or receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the terms of this Deed or otherwise in connection with the security interest created pursuant to Section 1.4 of this Deed, or which may be required or deemed proper in the exercise of any rights or powers conferred on Purchaser or any receiver under or in connection with the security interest created pursuant to Section 1.4 of this Deed, and Seller covenants with Purchaser and each receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

Article 4.
GENERAL PROVISIONS

Section 4.1           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.1):

If to GAG:

Glencore AG

Baarermattstrasse 3

CH-6340 Baar, Switzerland

Attn: Treasury

Telephone: +41-41-709-2000

Facsimile: +41-41-709-3000

If to Givolon:

Givolon Limited

c/o Estera Trust (Jersey) Limited

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13-14 Esplanade, St Helier

Jersey JE1 1EE

Attn: the Directors

Facsimile: +44 1534 818 445

Section 4.2           Exclusive Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Deed were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties consider that damages would not be an adequate remedy in the event that any of the provisions of this Deed were not performed in accordance with their specific terms or were otherwise breached.

Section 4.3           Governing Law. This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

Section 4.4           Submission to Jurisdiction. The Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any dispute regarding the existence, validity or termination of this Deed) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

Section 4.5           Service of Process.

(a)          Without prejudice to any other mode of service allowed under any relevant law, Seller:

(i)          irrevocably appoints Glencore UK Limited of 50 Berkeley Street London W1J 8HA as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)         agrees that failure by a process agent to notify Seller of the process will not invalidate the proceedings concerned.

(b)          If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, Seller must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Purchaser. Failing this, Purchaser may appoint another agent for this purpose.

(c)          Nothing herein shall affect the right of Purchaser under this Deed to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Seller in any other jurisdiction.

Section 4.6           Severability. If any provision of this Deed is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Deed will remain in full force and effect. Any provision of this Deed held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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Section 4.7           Amendment and Modification; Waiver. No modification or amendment of any provision of this Deed shall be effective unless in writing and signed by each Party, and no waiver of any provision of or rights under this Deed shall be effective unless in writing and signed by the Party granting the waiver. No waiver by any Party of any breach of this Deed shall be construed as a waiver of any subsequent breach, and the failure by any Party to enforce any provision of this Deed or to require at any time performance by the other Party of any provision hereof shall in no way be construed to be a waiver of any provision of or to affect the validity of this Deed, or any part hereof, or the right of any Party thereafter to enforce each and every provision in accordance with the terms of this Deed.

Section 4.8           Successors and Assigns. Except as otherwise provided herein, neither Party may assign any of its rights under this Deed without the prior written consent of the other Party. Any purported assignment without such consent shall be void ab initio. Subject to the foregoing, this Deed will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

Section 4.9           Entire Agreement. This Deed, together with the Framework Agreement made and entered into as of the date hereof between the Parties and any other parties thereto from time to time and the other Implementing Agreements provided for therein, supersede all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the Parties with respect to the subject matter hereof and together constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 4.10         No Third Party Beneficiaries. Unless expressly provided to the contrary in this Deed, this Deed is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person (whether pursuant to the U.K. Contracts (Rights of Third Parties) Act 1999 or otherwise) any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Deed.

Section 4.11         Counterparts. This Deed may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Deed and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 4.12         Interpretation; Headings. This Deed shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Deed as a whole. The headings in this Deed are for reference only and shall not affect the interpretation of this Deed.

[Signature page follows]

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IN WITNESS WHEREOF, this Deed has been duly executed as a deed and is delivered as of the date first written above.

EXECUTED as a DEED by GLENCORE AG:

By:	/s/ Jonathan Vanderkar
Name:	Jonathan Vanderkar
Title:	Authorised Signatory

In the presence of:

Witness:	/s/ Lorella Ricchello
Name:	Lorella Ricchello
Title:	Assistant

EXECUTED as a DEED by GIVOLON LIMITED:

By:	/s/ Brendan Dowling
Name:	Brendan Dowling
Title:	Director

In the presence of:

Witness:	/s/ Harriet Taylor
Name:	Harriet Taylor
Title:	Assistant Administrator